As filed with the Securities and Exchange Commission on August 21, 2013

Registration No. 333-188209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REGADO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	03-0422069
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

(908) 580-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Mazzo, Ph.D.

President and Chief Executive Officer

Regado Biosciences, Inc.

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

(908) 580-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Michael D. Maline Edward A. King Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant is an “emerging growth company” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 (the “Amendment”) to the Registration Statement on Form S-1 (the “Form S-1”) of Regado Biosciences, Inc. is being filed solely for the purpose of re-filing Exhibit 5.1 to the Form S-1. Other than Exhibit 5.1 and the signature page to the Form S-1, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the initial listing fee for The NASDAQ Stock Market.

Item	Amount
SEC registration fee	$12,549

FINRA filing fee	14,300

The NASDAQ Stock Market initial listing fee	75,000

Legal fees and expenses	1,000,000

Accounting fees and expenses	350,000

Printing and engraving expenses	300,000

Transfer agent and registrar fees and expenses	10,000

Miscellaneous fees and expenses	488,151

Total	$2,250,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following information gives effect to a one-for-16.7 reverse split of our common stock effected on May 21, 2013

Since January 1, 2010, the Company made sales of the following unregistered securities:

Original Issuances of Stock and Convertible Notes

Series D Preferred Stock

Pursuant to the terms of our Series D Preferred Stock purchase agreement we sold an aggregate of 71,666,667 shares of our Series D Preferred Stock at a purchase price of $0.72 per share to 8 accredited investors.

Convertible Notes

On May 3, 2012, we issued $6.8 million in aggregate principal amount of our unsecured convertible promissory notes to five existing investors. The principal amount of the notes plus accrued interest thereon was converted into shares of our Series E Preferred Stock as discussed below.

Series E Preferred Stock

On December 18, 2012, we issued an aggregate of 31,437,442 shares of our Series E Preferred Stock at a purchase price of $0.72 per share to 8 accredited investors. On March 22, 2013, we issued an aggregate of 7,160,084 shares of our Series E Preferred Stock at a purchase price of $0.72 per share to 7 accredited investors. On April 26, 2013, we issued 7,160,084 shares of our Series E Preferred Stock at a purchase price of $0.72 per share to one accredited investor.

Warrants and Common Stock Issuances

Since January 1, 2010, the Company has issued and sold to one accredited investor 13,473 shares of our common stock upon the exercise of a warrant at a purchase price of $0.17 per share.

On May 13, 2013, we issued a warrant to Comerica Bank, or Comerica, to purchase 156,250 shares of Series E Preferred Stock at a price of $0.72 per share, or the Warrant Price. In certain circumstances, the warrant will become exercisable for an additional number of shares of Series E Preferred Stock equal to 100,000 divided by the Warrant Price. Upon the consummation of this offering, the warrant will become exercisable for up to 17,673 shares of our common stock at an exercise price of $12.02 per share.

Stock Options and Common Stock Issuances

Since January 1, 2010, the Company granted stock options under its 2004 Equity Compensation Plan to purchase an aggregate of 764,243 shares of our common stock, net of cancellations at a weighted-average exercise price of $4.29 per share, to certain employees, consultants and directors.

Since January 1, 2010, the Company issued and sold to certain employees an aggregate of 8,788 shares of our common stock upon the exercise of options under the 2004 Equity Compensation Plan at an exercise price of $4.51 per share.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “—Original Issuances of Stock and Convertible Notes” and “—Warrants and Common Stock Issuances” to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “—Stock Options and Common Stock Issuances” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

(b) Financial statement schedule.

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Basking Ridge, State of New Jersey, on the 21st day of August, 2013.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
David J. Mazzo President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Mazzo David J. Mazzo	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2013

/s/ Christopher E. Courts Christopher E. Courts	Vice President, Finance (Principal Accounting and Financial Officer)	August 21, 2013

* Dennis Podlesak	Chairman of the Board of Directors	August 21, 2013

* Jesse Treu	Director	August 21, 2013

* P. Sherrill Neff	Director	August 21, 2013

* Raphaël Wisniewski	Director	August 21, 2013

B. Jefferson Clark	Director

* Anton Gopka	Director	August 21, 2013

*By:	/s/ David J. Mazzo
David J. Mazzo, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1(1)	Form of Underwriting Agreement.

3.1(1)	Fifth Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc., as currently in effect.

3.2(1)	Amendment to Fifth Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc.

3.3(1)	Form of Sixth Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc., to be in effect upon the closing of this offering.

3.4(1)	Bylaws, as currently in effect.

3.5(1)	Amendment to Bylaws.

3.6(1)	Form of Amended and Restated Bylaws of Regado Biosciences, Inc., to be in effect upon the closing of this offering.

4.1(1)	Specimen Common Stock certificate of Regado Biosciences, Inc.

4.2(1)	Third Amended and Restated Investors’ Rights Agreement, dated as of December 18, 2012, by and among Regado Biosciences, Inc. and the investors named therein.

4.3(1)	Third Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among Regado Biosciences, Inc. and the investors named therein.

4.4(1)	Stock Purchase Warrant dated as of November 19, 2004 to University Medical Discoveries, Inc.

4.5(1)	Form of Series A Warrant.

4.6(1)	Stock Purchase Warrant, dated May 10, 2013, issued to Comerica Bank.

5.1	Opinion of Lowenstein Sandler LLP.

10.1†(1)	Form of Indemnification Agreement.

10.2†(1)	Regado Biosciences, Inc. 2004 Equity Compensation Plan, as amended.

10.3†(1)	Form of Incentive Stock Option Agreement pursuant to Regado Biosciences, Inc. 2004 Equity Compensation Plan.

10.4†(1)	Form of Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2004 Equity Compensation Plan.

10.5†(1)	Regado Biosciences, Inc. 2013 Equity Compensation Plan.

10.6†(1)	Form of Director Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan.

10.7†(1)	Form of Employee, Officer and Consultant Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan.

10.8†(1)	Form of Restricted Stock Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan.

10.9†(1)	Regado Biosciences, Inc. Employee Stock Purchase Plan.

10.10†(1)	Employment Agreement with David J. Mazzo dated July 25, 2008.

10.11†(1)	Amendment No. 1 dated December 22, 2008 to Employment Agreement with David J. Mazzo.

10.12†(1)	Amended and Restated Employment Agreement with David J. Mazzo, dated May 16, 2013.

10.13†(1)	Employment Agreement with Christopher P. Rusconi dated August 1, 2008.

10.14†(1)	Amended and Restated Employment Agreement with Christopher P. Rusconi, dated May 16, 2013.

10.15†(1)	Employment Agreement with Steven L. Zelenkofske dated November 19, 2008.

10.16†(1)	Amendment No. 1 dated December 22, 2008 to Employment Agreement with Steve L. Zelenkofske.

10.17†(1)	Amended and Restated Employment Agreement with Steven L. Zelenkofske, dated May 16, 2013.

10.18†(1)	Employment Agreement with Ellen McDonald November 29, 2008.

Exhibit No.	Description

10.19†(1)	Amendment No. 1 dated December 22, 2008 to Employment Agreement with Ellen McDonald.

10.20†(1)	Amended and Restated Employment Agreement with Ellen McDonald, dated May 16, 2013.

10.21†(1)	Employment Agreement with Christopher E. Courts dated August 1, 2008.

10.22†(1)	Amended and Restated Employment Agreement with Christopher E. Courts, dated May 16, 2013.

10.23†(1)	Employment Agreement with Alexander Gianquinto dated November 8, 2008.

10.24†(1)	Amended and Restated Employment Agreement with Alexander Gianquinto, dated May 16, 2013.

10.25(1)	Series D Preferred Stock Purchase Agreement, dated as of December 17, 2009, by and among Regado Biosciences, Inc. and the purchasers named therein.

10.26(1)	Amendment No. 1 dated as of May 25, 2011 to Series D Preferred Stock Purchase Agreement by and among Regado Biosciences, Inc. and the investors named therein.

10.27(1)	Loan and Security Agreement, dated as of May 25, 2011, by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc.

10.28(1)	First Amendment dated as of August 1, 2011 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc.

10.29(1)	Second Amendment dated as of September 30, 2011 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc.

10.30(1)	Third Amendment dated as of May 3, 2012 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc.

10.31(1)	Convertible Note Purchase Agreement by and among Regado Biosciences, Inc., dated as of May 3, 2012, and the purchasers named therein.

10.32(1)	Form of 8% Unsecured Convertible Note.

10.33(1)	Series E Preferred Stock Purchase Agreement, dated as of December 18, 2012, by and among Regado Biosciences, Inc. and the purchasers named therein.

10.34#(1)	Technology Transfer Agreement, dated as of December 18, 2012, by and between Regado Biosciences, Inc. and Domain Russian Investments Limited.

10.35(1)	Assignment and Assumption Agreement, dated December 18, 2012, by and among Domain Russia Investments Limited, Regado Biosciences, Inc. and NovaMedica LLC.

10.36(1)	Letter Agreement, dated as of December 18, 2012, by and between Regado Biosciences, Inc. and Domain Russian Investments Limited.

10.37#(1)	License Agreement, dated as of October 3, 2003, by and between Archemix Corp. and Regado Biosciences, Inc.

10.38#(1)	License Agreement, dated as of November 18, 2004, by and between Duke University and Regado Biosciences, Inc.

10.39#(1)	First Amendment, dated as of July 13, 2005, to License Agreement by and between Duke University and Regado Biosciences, Inc.

10.40#(1)	License, Manufacturing and Supply Agreement, dated as of December 22, 2006, by and between Nektar Therapeutics AL, Corporation and Regado Biosciences, Inc.

Exhibit No.	Description

10.41(1)	Waiver of Certain Conditions to Closing of Second Tranche of the Initial Closing and Agreement to Revised Conditions, dated as of March 22, 2013, by and between Regado Biosciences, Inc. and RMI Investments, S.á.r.l.

10.42(1)	Waiver of Certain Conditions to Closing of Second Tranche of the Initial Closing and Agreement to Revised Conditions, dated as of March 22, 2013, by and among Regado Biosciences, Inc. and the investors named therein.

10.43(1)	Supply and Service Agreement, dated July 13, 2006, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc.

10.44(1)	Amendment to Supply and Service Agreement, dated July 22, 2011, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc.

10.45(1)	Clinical Supply Agreement, dated March 28, 2012, by and between Regado Biosciences, Inc. and Althea Technologies, Inc.

10.46(1)	Loan and Security Agreement, dated as of May 10, 2013, by and between Regado Biosciences, Inc. and Comerica Bank.

10.47#(1)	Clinical Development and Collaboration Agreement, dated May 14, 2013, by and between NovaMedica, LLC and Regado Biosciences, Inc.

10.48(1)	Termination Agreement, dated May 16, 2013, by and among Regado Biosciences, Inc. and the investors party to the Series E Purchase Agreement.

10.49(1)	Office Lease Agreement, dated May 1, 2013, by and between Keystone 430 TT, LLC and Regado Biosciences, Inc.

23.1(1)	Consent of Grant Thornton LLP.

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).

24.1(1)	Power of Attorney (included in signature page).

#	The Registrant has sought confidential treatment with respect to certain portions of this exhibit.
†	Denotes management compensation plan or contract.
(1)	Previously filed.